EXHIBIT 21.1
Subsidiaries of the Registrant

The significant subsidiaries of the Registrant, as defined in Section 1-02(w) of regulation S-X, are:

ManTech Enterprise Management, Inc.

ManTech Gray Hawk Systems, Inc.

ManTech GRS Solutions, Inc.

ManTech Information Systems & Technology Corporation

ManTech MBI, Inc.

ManTech Mission Operations Corporation

ManTech Mission, Cyber & Technology Solutions, Inc.

ManTech Security Technologies Corporation

ManTech Sensor Technologies, Inc.

ManTech SRS Technologies, Inc.

ManTech Systems Engineering Corporation

ManTech Telecommunications and Information Systems Corporation

MTCSC, Inc.